SECURITIES AND EXCHANGE
                                   COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934


                               Meridian Gold Inc.
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                    589975101
                                 (CUSIP Number)


                                December 31, 2001
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]   Rule 13d-1(b)
     [X]   Rule 13d-1(c)
     [ ]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 589975101                   13G                      Page 2 of 6 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Royal Canadian Equity Fund
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     The jurisdiction of organization is Canada

________________________________________________________________________________
              5.   SOLE VOTING POWER


NUMBER OF     _________________________________________________________________
SHARES        6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY EACH      5,058,300
REPORTING     _________________________________________________________________
PERSON WITH   7.   SOLE DISPOSITIVE POWER


              _________________________________________________________________
              8.   SHARED DISPOSITIVE POWER

                    5,058,300
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,058,300
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.7%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*
     OO

________________________________________________________________________________

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a) Name of Issuer:

     Meridian Gold Inc.

Item 1(b) Address of Issuer's Principal Executive Offices:

     Meridian Gold Inc.
     5011 Meadowood Way
     Reno, Nevada 89502
     (702) 827-3777

Item 2(a) Name of Person Filing:

          Royal Canadian Equity Fund

Item 2(b) Address of Principal Business Office or, if None, Residence:

          Royal Canadian Equity Fund
          c/o Royal Bank Investment Management Inc.
          Royal Trust Tower, P.O. Box 121
          77 King Street West, Suite 3800
          Toronto, Ontario  M5K 1G8

Item 2(a) Citizenship:

          Canada

Item 2(d) Title of Class of Securities:

          Common Stock

Item 2(e) CUSIP Number:

          589975101

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) |_| Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

     (b) |_| Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) |_| Insurance Company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) |_| Investment Company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 8a-8).

     (e) |_| An Insurance Adviser in accordance with
             Section 240.13d-1(b)(1)(ii)(E);

     (f) |_| An employee benefit plan or endowment fund in accordance with
             Section 240.13d-1(b)(1)(ii)(F);

     (g) |_| A parent holding company or control person in accordance with
             Section 240.13d-1(b)(1)(ii)(G);

     (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j) |_| Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Section 240.13d-1(c), Check this box |X|;

Item 4. Ownership.

     (a)  Amount beneficially owned:

           5,058,300

     (b)  Percent of class:

          6.7%

     (c)  Number of shares as to which such person has:

          (i)  Sole power to vote or to direct the vote

          (ii) Shared power to vote or to direct the vote
                5,058,300

          (iii) Sole power to dispose or to direct the disposition of

          (iv) Shared power to dispose or to direct the disposition of
               5,058,300

Item 5. Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

     The Royal Trust Company, as trustee, has appointed Royal Mutual Funds Inc. as manager of the Royal Canadian Equity Fund ("Fund"), which in turn has delegated its management duties to RBC Global Investment Management Inc.
("RBC GIM").

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     N/A

Item 8. Identification and Classification of Members of the Group.

     N/A

Item 9. Notice of Dissolution of Group.

     N/A

Item 10. Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     February 14, 2002
                                             -----------------------------------
                                                           (Date)



                                             /s/ Donald L.F. Cant
                                             -----------------------------------
                                                        (Signature)



                                             Donald L.F. Cant /
                                             Authorized Signatory
                                             The Royal Trust Company, as Trustee
                                             -----------------------------------
                                                        (Name/Title)